Exhibit 5.1

July 17, 2013

Spirit Realty Capital, Inc.

16767 North Perimeter Drive, Suite 210

Scottsdale, AZ 85260

Re:	Spirit Realty Capital, Inc., a Maryland corporation formerly known as Cole Credit Property Trust II, Inc. (the “Company”) – Registration Statement on Form S-8 to be filed on or about the date hereof relating to up to 3,110,644 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company to be issued subsequent to the date hereof under the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan and the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan (together, the “Plan”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for purposes of this opinion, we have examined the following documents (hereinafter collectively referred to as the “Documents”):

(i)	the Articles of Merger by and between the Company and Spirit Realty Capital, Inc., a Maryland corporation, filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on the date hereof and effective as of the date hereof (the “Articles of Merger”);

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

July 17, 2013

(ii)	the corporate charter of the Company (the “Charter”) represented by the Amended and Restated Charter of the Company attached as Exhibit A to the Articles of Merger;

(iii)	the Second Amended and Restated Bylaws of the Company, adopted on the date hereof (the “Bylaws”);

(iv)	resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) on the date hereof (the “Directors’ Resolutions”);

(v)	the Registration Statement, in substantially the form to be filed with the Commission pursuant to the Act;

(vi)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(vii)	a certificate executed by two officers of the Company, dated as of the date hereof (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying, among other things, as to the manner of adoption of the Directors’ Resolutions; and

(viii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)

all Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; all Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures of parties on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

July 17, 2013

are accurate and complete; all statements and information contained in the Documents are true and complete; and there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	all certificates (including the Officers’ Certificate) submitted to us are true and correct, both when made and as of the date hereof;

(e)	none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”) in violation of Section 3-602 of the MGCL;

(f)	none of the Shares will be issued or transferred in violation of the provisions of Article VI of the Charter relating to restrictions on ownership and transfer of capital stock; and

(g)	upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The Shares have been generally authorized for issuance pursuant to the Plan and if, as and when the Shares are issued subsequent to the date hereof either as awards of restricted stock or upon the exercise of options, or in respect of other equity-based awards, in each case pursuant to due authorization by the Board of Directors or a properly appointed committee thereof to which the Board of Directors has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, the terms and conditions of the Plan and the awards of restricted stock, options, or other equity-based awards relating to such Shares, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

July 17, 2013

The opinions presented herein are limited to the laws of the State of Maryland and we do not express any opinion herein concerning any law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP